EXHIBIT 99.13

PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1
INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Acquisition Agreement" means the acquisition agreement dated February 9, 2007, between Purchaser and Four Seasons and any amendment thereto made in accordance with such agreement;

"affiliate" has the meaning ascribed thereto in the Securities Act (Ontario) and, for purposes of this Plan of Arrangement, the Foundation shall not be considered an affiliate of FS Washington or of the Purchaser;

"Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Acquisition Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

"Arrangement Resolution" means the special resolution of the shareholders of Four Seasons substantially in the form and content of Schedule B to the Acquisition Agreement;

"Articles of Arrangement" means the articles of arrangement of Four Seasons in respect of the Arrangement, to be sent to the Director after the Final Order is made, subject to the terms of the Acquisition Agreement;

"business day" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Canada, Seattle, Washington, United States of America, or New York, New York, United States of America;

"Certificate" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

"Court" means the Ontario Superior Court of Justice;

"Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by Four Seasons, acting reasonably;

"Director" means the Director appointed pursuant to Section 278 of the OBCA;

"Dissent Rights" means the rights of dissent in respect of the Arrangement described in Article 4;

"Dissenting Shareholder" means a holder of Limited Voting Shares who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

"Effective Date" means the date shown on the Certificate, provided that such date occurs on or prior to the Outside Date;

“Effective Time” means the time on the Effective Date as specified in writing by Four Seasons;

“Exchange Rate” means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at noon on the day prior to the Effective Date;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Foundation” means the Bill and Melinda Gates Foundation Trust;

“Four Seasons” means Four Seasons Hotels Inc., a corporation existing under the laws of Ontario, Canada and any corporation formed on the amalgamation of Four Seasons with one or more of its wholly-owned subsidiaries;

"Four Seasons Circular" means the notice of the Four Seasons Meeting and accompanying Four Seasons management information circular, including all schedules, appendices and exhibits thereto, to be sent to shareholders of Four Seasons in connection with the Four Seasons Meeting, as amended, supplemented or otherwise modified;

“Four Seasons Convertible Note Indenture” means the indenture dated as of June 18, 2004 between Four Seasons and The Bank of Nova Scotia Trust Company of New York, as supplemented by the first supplemental indenture dated as of June 18, 2004 between those same parties;

“Four Seasons Convertible Notes” means the U.S.$250,000,000 aggregate principal amount of 1.875% convertible senior notes of Four Seasons maturing July 30, 2024 issued pursuant to the Four Seasons Convertible Note Indenture;

"Four Seasons Meeting" means the special meeting of holders of Limited Voting Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

"Four Seasons Option" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan;

"Four Seasons Stock Option Plan" means the Four Seasons Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004;

"FSHL" means Four Seasons Hotels Limited, a corporation existing under the laws of Ontario, Canada, a subsidiary of Four Seasons;

“FS Washington” means FS Washington Acquisition Corp, a corporation organized under the laws of the state of Washington;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, commissioner, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"holders" means, (a) when used with reference to the Limited Voting Shares, the holders of Limited Voting Shares shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Limited Voting Shares and (b) when used with reference to the Four Seasons Options, the holders of Four Seasons Options shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Four Seasons Options;

"Interim Order" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2 of the Acquisition Agreement;

"Kingdom" means Kingdom Investments I (TSF) Sarl, a company organized under the laws of Luxembourg;

"Letter of Transmittal" means the letter of transmittal to be sent by Four Seasons to holders of Limited Voting Shares for use in connection with the Arrangement;

"Liens" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

"Limited Voting Shares" means the limited voting shares in the capital of Four Seasons;

"Meeting Date" means the date of the Four Seasons Meeting;

"OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Outside Date" means June 30, 2007, subject to the right of any Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party's failure to cooperate in accordance with Section 5.5(a) of the Acquisition Agreement in obtaining such Regulatory Approval;

"Parties" means the Purchaser and Four Seasons, and "Party" means either of them;

"person" includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

"Purchaser" means FS Acquisition Corp., a company existing under the laws of British Columbia, Canada and any successor corporation thereto;

"Purchaser Class A Non-Voting Shares" means the first class of Purchaser Non-Voting Shares;

"Purchaser Class B Non-Voting Shares" means the second class of Purchaser Non-Voting Shares;

"Purchaser Class C Non-Voting Shares" means the third class of Purchaser Non-Voting Shares;

"Purchaser Class D Non-Voting Shares" means the fourth class of Purchaser Non-Voting Shares;

"Purchaser Non-Voting Shares" means the four classes of non-voting shares in the capital of the Purchaser;

"Sale of Control Agreement" means the agreement entitled Long-Term Incentive Plan made January 11, 1990 among Four Seasons, FSHL and Sharp ;

"Share Acquisition Agreement" means the agreement dated February 9, 2007 between Foundation and Four Seasons and any amendment thereto made in accordance with such agreement;

"Sharp" means Mr. Isadore Sharp;

"Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Triples" means Triples Holdings Limited, a corporation existing under the laws of Ontario, Canada; and

"Variable Multiple Voting Shares" means the variable multiple voting shares in the capital of Four Seasons.

1.2 Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.

1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4 Date of Any Action

In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5 Time

Time shall be of the essence in this Plan of Arrangement.

Article 2
BINDING EFFECT

2.1 Binding Effect

This Plan of Arrangement, within the meaning of Section 182 of the OBCA, will become effective on, and be binding on and after, the Effective Date on (i) Four Seasons, (ii) Purchaser, (iii) all holders and all beneficial owners of Limited Voting Shares, (iv) all holders of Four Seasons Options, and (v) all holders and beneficial owners of Variable Multiple Voting Shares.

Article 3
ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)
at the Effective Time, Purchaser shall be deemed, subject to having obtained any necessary regulatory relief, to have entered into an agreement with Four Seasons pursuant to which Purchaser shall at such time transfer or cause to be transferred to Four Seasons those Four Seasons Convertible Notes then owned by it or any of its subsidiaries and acquired pursuant to an offer made to all holders of Four Seasons Convertible Notes at the same price per Four Seasons Convertible Note as Purchaser or any of its subsidiaries paid for the Four Seasons Convertible Notes (the "Purchase Amount"), and the Four Seasons Convertible Notes that are thereby transferred to Four Seasons shall be immediately thereafter cancelled, in each case without further act or formality. Four Seasons may, in full and absolute satisfaction of the Purchase Amount, pay the Purchase Amount in cash or through the issuance of a demand promissory note;

(b)
five minutes following the step contemplated in Section 3.1(a), pursuant to and in full satisfaction of the Share Acquisition Agreement, the Limited Voting Shares held by Foundation immediately before the Effective Time will be transferred (free and clear of Liens) to Four Seasons without any further act or formality in exchange for US$82.00 in cash per Limited Voting Share and the Foundation shall cease to be a holder of such Limited Voting Shares and such shares shall be cancelled;

(c)
five minutes following the step contemplated in Section 3.1(b), the voting rights attached to the Variable Multiple Voting Shares shall be reduced to one vote per share but such shares shall remain designated as Variable Multiple Voting Shares;

(d)
five minutes following the step contemplated in Section 3.1(c), all of the Four Seasons Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any holder of Four Seasons Options, be transferred by each holder thereof to Four Seasons without any further act or formality in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Limited Voting Shares underlying the Four Seasons Options held by such holder and US$82.00 over (ii) the sum of the exercise prices for each Limited Voting Share underlying the Four Seasons Options held by such holder (converted at the Exchange Rate);

(e)
with respect to each Four Seasons Option, the holder of such Four Seasons Option shall cease to be the holder of such Four Seasons Option and such holder's name shall be removed from the register of Four Seasons Options as the holder of such Four Seasons Options concurrently with the step contemplated in Section 3.1(d);

(f)	the Four Seasons Stock Option Plan shall be cancelled concurrently with the completion of the step contemplated in Section 3.1(d);

(g)
five minutes following the step contemplated in Section 3.1(d), the Limited Voting Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any Liens) and such holders shall cease to have any rights as shareholders other than the right to be paid the fair value of their Limited Voting Shares as set out in Section 4.1;

(h)
concurrently with the step contemplated in Section 3.1(g), all Limited Voting Shares outstanding immediately prior to the Effective Time other than Limited Voting Shares held by (i) Dissenting Shareholders; or (ii) Kingdom and FS Washington, shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens), for US$82.00 in cash per Limited Voting Share;

(i)	with respect to each Limited Voting Share transferred to Purchaser pursuant to Sections 3.1(g) or 3.1(h) and concurrently with the step contemplated in Section 3.1(g):

(i)
the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

(ii)	Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

(j)
concurrently with the step contemplated in Section 3.1(g), all outstanding Limited Voting Shares held by Kingdom and FS Washington shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens) in exchange for Purchaser Class A Non-Voting Shares (in the case of Kingdom) and Purchaser Class B Non-Voting Shares (in the case of FS Washington) on a one-for-one basis;

(k)	with respect to each Limited Voting Share transferred to Purchaser pursuant to Section 3.1(j) and concurrently with the step contemplated in Section 3.1(g):

(i)
the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

(ii)	Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

(l)	concurrently with the step contemplated in Section 3.1(g),

(i)
a number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) on a one-for-one basis in exchange for a number of Class C Non-Voting Shares of Purchaser equal to the difference between (1) 1/19 multiplied by the sum of 900 plus the total number Class A Non-Voting Shares and Class B Non-Voting Shares of Purchaser issued on or prior to the Effective Date, and (2) 100; and

(ii)
the remaining number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) in exchange for an equal number of Purchaser Class D Non-Voting Shares; and

(m)	with respect to the Variable Multiple Voting Shares transferred to Purchaser pursuant to Section 3.1(l) and concurrently with the step contemplated in Section 3.1(g):

(i)
Triples shall cease to be the holder of such Variable Multiple Voting Shares and Triples' name shall be removed as the holder of such Variable Multiple Voting Shares from the register of Variable Multiple Voting Shares; and

(ii)
Purchaser shall be deemed to be the transferee of such Variable Multiple Voting Shares (free and clear of any Liens) and shall be entered in the register of Variable Multiple Voting Shares as the holder thereof; and

(n) FSHL shall pay the amount payable to Sharp calculated in accordance with the Sale of Control Agreement in full satisfaction of all obligations to Sharp under the Sale of Control Agreement.

3.2 Adjustments to Consideration

The consideration payable by Purchaser or Four Seasons with respect to each Limited Voting Share transferred pursuant to Sections 3.1(b), 3.1(g), 3.1(h) or 3.1(j), each Four Seasons Option transferred pursuant to Section 3.1(d) and each Variable Multiple Voting Share transferred pursuant to Section 3.1(l), shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Limited Voting Shares or Variable Multiple Voting Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Limited Voting Shares or Variable Multiple Voting Shares occurring after the date of the Acquisition Agreement and prior to the Effective Time.

Article 4
RIGHTS OF DISSENT

4.1 Rights of Dissent

Holders of Limited Voting Shares may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement in accordance with Section 185 of the OBCA, the Interim Order and this Section 4.1; provided that, notwithstanding Subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Subsection 185(6) of the OBCA must be received by Four Seasons not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Four Seasons Meeting. Dissenting Shareholders shall be deemed to have transferred Limited Voting Shares held by them to Purchaser, as provided in Section 3.1(g), and if ultimately determined not to be entitled, for any reason, to be paid fair value for their Limited Voting Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Limited Voting Shares. In no case shall Purchaser, Four Seasons or any other person be required to recognize such holders as holders of Limited Voting Shares after the completion of the step contemplated by Section 3.1(g).

Article 5
PAYMENT AND CERTIFICATES

5.1 Payment of Cash Consideration

(a)
At the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Limited Voting Shares (other than Kingdom, Foundation and FS Washington) and holders of Four Seasons Options (on behalf of Four Seasons) cash in the aggregate amount equal to the payments contemplated by Sections  3.1(d) and 3.1(h), as the case may be, and Four Seasons shall deposit with the Depositary cash in the aggregate amount equal to the payments contemplated by Section 3.1(b).

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Limited Voting Shares that were transferred as provided in Sections 3.1(b) or 3.1(h), together with a duly completed Letter of Transmittal and with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of Four Seasons, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the cash payment (net of amounts required to be withheld pursuant to Section 5.4) which such holder is entitled to receive pursuant to Sections  3.1(b) or 3.1(h), as applicable, and the certificate so surrendered shall forthwith be cancelled.

(c)
Subject to Section 5.3, Purchaser shall cause the Depositary, as soon as practicable and in any event within • days following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in Section 5.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage paid) to the holder at the address specified in the Letter of Transmittal; or

(ii)	if requested by the holder in the Letter of Transmittal, make available at the Depositary for pick-up by the holder; or

(iii)
if the Letter of Transmittal neither specifies an address nor contains a request as described in Section 5.1(c)(ii), forward or cause to be forwarded by first class mail (postage paid) to the holder at the address of such holder as shown on the share register maintained by or on behalf of Four Seasons as at the Effective Time;

a cheque representing the cash payment, if any, payable to such holder of Limited Voting Shares in accordance with the provisions hereof (net of amounts required to be withheld pursuant to Section 5.4).

(d)
As soon as practicable and in any event within • days following the Effective Date, Purchaser shall cause the Depositary to deliver, on behalf of Four Seasons, to each holder of Four Seasons Options as reflected on the register maintained by or on behalf of Four Seasons in respect of Four Seasons Options, a cheque representing the cash payment, if any, which such holder of Four Seasons Options is entitled to receive pursuant to Section 3.1(d) (net of amounts required to be withheld pursuant to Section 5.4).

(e)
No holder of Limited Voting Shares (other than Kingdom and FS Washington) shall be entitled to receive any consideration with respect to the Limited Voting Shares, other than the cash payment, if any, which they are entitled to receive in accordance with Sections  3.1(b) and 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4) and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(f)
Until such time as a former holder of the Limited Voting Shares complies with the provisions of Section 5.1(b), the cash payment, if any, to which such holder is entitled (net of amounts required to be withheld pursuant to Section 5.4) shall, subject to Section 5.3, be paid to the Depositary to be held in trust for such holder for delivery to the holder, without interest, upon deposit with the Depositary of the documentation as provided in Section 5.1(b).

(g)
Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Date represented Limited Voting Shares that were cancelled or exchanged as provided in Sections 3.1(b) and 3.1(h) shall be deemed at all times after the time which is 5 minutes following the Effective Time or 20 minutes following the Effective Time, respectively, to represent only the right to receive upon such surrender (together with the documentation set forth in Section 5.1(b)) the cash payment which such holder is entitled to receive pursuant to the provisions hereof.

(h)
On the Effective Date, Purchaser shall cause FSHL to pay Sharp the amount payable pursuant to Section 3.1(n) and in accordance with the Sale of Control Agreement (net of amounts required to be withheld pursuant to Section 5.4).

5.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Limited Voting Shares that were transferred pursuant to Sections 3.1(b) or Section 3.1(h) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive pursuant to Sections 3.1(b) or 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4). When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to Four Seasons, Purchaser and the Depositary in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to Purchaser against any claim that may be made against Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Extinction of Rights

If any holder of Limited Voting Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Limited Voting Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for Limited Voting Shares, on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Purchaser any cash (net of amounts required to be withheld pursuant to Section 5.4) held by the Depositary in trust for such holder to which such holder is entitled. At and after the Effective Time, any certificate formerly representing Limited Voting Shares shall represent only the right to receive the consideration provided in this Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Purchaser and shall be cancelled.

5.4 Withholding Rights

Four Seasons, FSHL, Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Limited Voting Shares, to any holder of Four Seasons Options or to Sharp under this Plan of Arrangement, such amounts as Four Seasons, FSHL, Purchaser, or the Depositary is  required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Limited Voting Shares or Four Seasons Options, as the case may be, or to Sharp in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

Article 6
AMENDMENTS

6.1 Amendments to Plan of Arrangement

(a)
Four Seasons reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Purchaser, (iii) filed with the Court and, if made following the Four Seasons Meeting, approved by the Court and (iv) communicated to holders of Limited Voting Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Four Seasons at any time prior to the Four Seasons Meeting (provided that Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Four Seasons Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Four Seasons Meeting shall be effective only if (i) it is consented to by each of Four Seasons and the Purchaser and (ii) if required by the Court, it is approved by holders of the Limited Voting Shares voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Limited Voting Shares.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Acquisition Agreement.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement, within the meaning of Section 182 of the OBCA and, in particular, that the share exchanges, within the meaning of Subsection 182(1)(f) of the OBCA, shall become effective without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.